EXHIBIT 11.01

                     THE SOFTWARE DEVELOPER'S COMPANY, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                      (in thousands, except per share data)
                          For the years ended March 31,


                                                                          1996              1995             1994
                                                                          ----              ----             ----
PRIMARY:
Average shares outstanding                                               8,354             8,688            4,883

Net effect of stock options and warrants,
    if dilutive, based on the treasury stock
    method using the average market price                                  481                22              N/A
                                                                         -----            ------          -------

       Total                                                             8,835             8,710            4,883
                                                                         =====             =====            =====

             Net income (loss)                                          $  129            $  196          $  (270)

       Less assumed dividend on Series A Preferred
          Stock and declared dividend on Series B
          Senior Preferred stock                                         ---                ---               (50)
                                                                       -------          --------           ------

       Net income (loss) for EPS computation                            $  129            $  196          $  (320)
                                                                         =====             =====           ======

             Net income (loss) per share                                 $0.01             $0.02           $(0.07)
                                                                          ====              ====             ====